JOINT FILER INFORMATION

Name: Frost Gamma Investments Trust

Address:
4400 Biscayne Blvd.
Miami, FL  33137

Designated Filer: Phillip Frost, M.D.

Issuer Name and Ticker Symbol: OPKO Health, Inc. (OPK)

Date of Earliest Transaction: March 11, 2022

Relationship to Issuer: 10% Owner

FROST GAMMA INVESTMENTS TRUST

 By: /s/ Phillip Frost, M.D., as Trustee
 Phillip Frost, M.D., Trustee